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                                                                   EXHIBIT 10.37

                             PARTICIPATION AGREEMENT

         AGREEMENT made and entered into as of May 25, 1998, by and between PULITZER PUBLISHING COMPANY, a Delaware corporation (the "Company"), and NICHOLAS G. PENNIMAN IV ("Penniman").

            1. Retention Award. The Company will pay Penniman a retention award of $150,000 on the earlier of (a) January 1, 2000, or (b), the date of the closing ("Closing") of the acquisition of Pulitzer Broadcasting Company and its subsidiaries by Hearst-Argyle Television, Inc. pursuant the Agreement and Plan of Merger dated May 25, 1998, by and among the Company, Pulitzer Inc. and Hearst-Argyle Television, Inc., provided Penniman remains in the continuous employ of the Company until such earlier date.

            2. Transaction Incentives. If the Closing occurs and if Penniman remains in the continuous employ of the Company until the date on which the Closing occurs, then Penniman will be entitled to the payments and benefits described in (a) and (b) below, in addition to the amount payable pursuant to paragraph 1 above.

            (a) Transaction Incentive Award. The Company will pay Penniman a fixed transaction incentive award of at $150,000. The Compensation Committee of the Company's Board of Directors (the "Board"), acting in its sole discretion, may increase the amount of the transaction incentive award. The increase, if any, is expected to range from zero to $75,000.

            (b) Cashout of Unexercised Options. The Company will make a cash payment to Penniman in exchange for the cancellation of all of his options to purchase Company stock that are outstanding immediately prior to the Closing, whether or not vested. The amount of the cash payment for each such outstanding option will be equal to the difference between the value and the exercise price of the shares of Company stock covered by the option. For this purpose, unless the Company, acting in a manner that is uniformly applicable to all option holders, determines otherwise, the value of the shares of Company stock covered by an outstanding option will be equal to the number of shares covered by the option multiplied by the average daily closing price per share for the ten trading days immediately prior to the date of the Closing.

            (c) Payment. The amounts described in subparagraphs (a) and (b) of this paragraph 2 will be payable to Penniman at the Closing. Notwithstanding the foregoing, the Company will defer payment of any amount described in paragraph 1 and this paragraph 2 which constitutes "applicable employee remuneration" (within the meaning of Section 162(m)(4) of the Code) to the extent that such amount, when added to the "applicable employee remuneration" previously paid by the Company to Penniman during the year in which the Closing occurs, exceeds $1,000,000. The deferral amount, together with interest at a rate to be determined by the Company, will be payable to Penniman as soon as practicable following his termination of employment with the Company and its affiliates (including, without limitation, Pulitzer Inc.) or following his earlier death. Payment may be further deferred until the first day of the year following Penniman's termination of employment with the Company and its affiliates if and to the extent necessary to avoid a loss of deduction by the Company or any of its affiliates by reason of the application of the limitation of Section

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162(m) of the Code in the termination year. The Board of Directors of the
Company, acting in its sole discretion, may permit or require an accelerated payment of the deferral amount and/or an installment payout (in lieu of a lump sum) on such terms and conditions as it deems appropriate, provided, however, that, without Penniman's consent, the Board may not require an installment payout that is less frequent than quarterly over a period of more than four years.

            3. Death. If the Closing occurs and if Penniman dies before the Closing and while he is still an employee of the Company, then, for the purpose of this agreement, Penniman will be deemed to have lived and to have continued to be employed by the Company through the date the Closing occurs. In such event, Penniman's estate will be entitled to receive the amounts that otherwise would have been payable to him hereunder.

            4. General Provisions.

            (a) Nothing in this agreement is intended to create a contract of employment between Penniman and the Company, or to interfere in any way with the right of the Company to terminate Penniman's employment at any time.

            (b) In connection with the Closing, the Company may assign to Pulitzer Inc., and Pulitzer Inc. may assume, the Company's obligations to Penniman under this agreement, to the extent not previously satisfied. Penniman will look solely to Pulitzer Inc. and will have no further claim against the Company for payment of amounts that become due hereunder following any such assignment and assumption. All payments made pursuant to this agreement will be subject to applicable withholding taxes.

            (c) No amounts paid or payable under this agreement will be treated as compensation for purposes of calculating Penniman's benefits, if any, under any retirement/pension plan maintained by the Company and/or Pulitzer Inc. or any of their affiliates (including, without limitation, the Company's Supplemental Executive Benefit Pension Plan).

            (d) This agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions.

            (e) No amendment or modification of this agreement may be made except by a written instrument signed by the Company and Penniman.

            (f) All disputes arising under or related to this agreement will be resolved by arbitration. Such arbitration will be conducted by an arbitrator mutually selected by the Company (or Pulitzer Inc., if the dispute relates to an obligation of the Company that is assumed by Pulitzer Inc. at the Closing) and Penniman (or, if the Company or Pulitzer Inc., as the case may be, and Penniman are unable to agree upon an arbitrator within ten days, then the Company or Pulitzer Inc., as the case may be, and Penniman will each select an arbitrator, and the arbitrators so selected will mutually select a third arbitrator, who will resolve such dispute). Such arbitration will be conducted in St. Louis, Missouri in accordance with the applicable rules of the American Arbitration Association. Any decision rendered by an arbitrator pursuant hereto may be enforced by a court of competent jurisdiction without review


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of such decision by such court. All attorneys' fees and costs of the arbitration will in the first instance be borne by the respective party incurring such costs and fees, but the arbitrator will award costs and attorneys' fees to the prevailing party.

            (g) This agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements relating thereto.

            IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first written above.

                                           PULITZER PUBLISHING COMPANY


                                           By: /s/ Michael E. Pulitzer
                                               --------------------------------
                                               Michael E. Pulitzer


                                           By: /s/ Nicholas G. Penniman IV
                                               --------------------------------
                                               Nicholas G. Penniman IV


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